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                                                              Exhibit 99.e(ii)



                                  AMENDMENT TO
                             DISTRIBUTION AGREEMENT

        This Amendment ("Amendment") is made as of July 24, 2002 between American AAdvantage Funds, American AAdvantage Mileage Funds and American AAdvantage Select Funds, each an open-end investment management company registered under the Investment Company Act of 1940 (collectively, the "Funds"), and SWS Financial Services, a Texas corporation, ("Distributor"). The parties hereby amend the Distribution Agreement dated as of December 31, 1999 ("Agreement"), as set forth below. Unless otherwise provided, capitalized terms used herein shall have the same meanings given to such terms in the Agreement.

        WHEREAS, the Bank Secrecy Act, as amended by the USA PATRIOT Act, requires the Funds to develop and implement and institute an anti-money laundering program ("AML Program"); and

        WHEREAS, the Fund have adopted the AML Program set forth in Schedule 1 hereto; and

        WHEREAS, Distributor processes investor account applications, approves and qualifies prospective investors, accepts investor funds, and/or services investor accounts; and

        WHEREAS, the Funds wish to delegate certain aspects of the implementation and operation of the Funds' AML Program to Distributor; and

        WHEREAS, Distributor desires to accept such delegation.

        NOW THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties agree as follows:

        1. Delegation. The Funds hereby delegate to Distributor, as agent for the Funds, responsibility for the implementation and operation of the following policies and procedures in connection with the Funds' AML Program: (i) no cash policy; (ii) policy on foreign accounts;
            (iii) customer identification program and risk assessment; (iv) policies and procedures for reliance on third parties; (v) education and training (as it relates to Distributor's employees); and (vi) related recordkeeping requirements, and Distributor accepts such delegation. Distributor further agrees to cooperate with the Funds' AML Compliance Officer in the performance of Distributor's responsibilities under the AML Program.

        2. The AML Program. Distributor hereby represents and warrants that Distributor has received a copy of the Funds' AML Program and undertakes to perform all responsibilities imposed on Distributor as a "Service Provider" thereunder. The Funds hereby agree to provide to Distributor any amendment(s) to the AML Program promptly after adoption of any such amendment(s) by the Funds.

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        3.  Consent to Examination. Distributor hereby consents to: (a) provide to federal examination authorities information and records relating to the AML Program maintained by Distributor; and (b) the inspection of Distributor by federal examination authorities for purposes of the AML Program.

        4. Anti-Money Laundering Program. Distributor hereby represents and warrants that Distributor has implemented and enforces an anti-money laundering program ("AMLP") that complies with laws, regulations and regulatory guidance applicable to the Funds and Distributor, and includes, at a minimum:

               a.  know-your-customer policies;

               b. due diligence policies for compliance with the Funds' policies on foreign accounts;

               c. reasonable internal procedures and controls to detect and report suspicious activities;

               d.  monitoring accounts and identifying high-risk accounts;

               e. a compliance officer or committee with responsibility for the anti-money laundering program;

               f. employee training, including that: (i) new employees receive AML training upon the commencement of their employment; and
                   (ii) existing employees receive AML training at the time such employees assume duties that bring them into contact with possible money laundering activities;

               g.  an independent audit function; and

               h.  recordkeeping requirements.

        5. Delivery of Documents. Distributor agrees to furnish to the Funds the following documents:

               a. a copy of Distributor's AMLP as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

               b. a copy of any deficiency letter sent by federal examination authorities concerning Distributor's AMLP; and

               c. periodically, upon request from the Funds, a report on Distributor's anti-money laundering program that includes a certification to the Funds concerning Distributor's implementation of, and ongoing compliance with, its anti-money laundering program and a copy of any audit report prepared with respect to Distributor's anti-money laundering program.


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        6.  Reports. Distributor will provide periodic reports concerning
            Distributor's compliance with Distributor's AMLP and/or the Funds' AML Program at such times as may be reasonably requested by to the Funds' Board of Trustees or Anti-Money Laundering Compliance Officer.

        7. Miscellaneous. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be fully executed as of the day and year first written above.


                                        AMERICAN AADVANTAGE FUNDS
                                        AMERICAN AADVANTAGE MILEAGE FUNDS
                                        AMERICAN AADVANTAGE SELECT FUNDS
                                        AMR INVESTMENT SERVICES TRUST

                                        By: ________________________________
                                                      William F. Quinn
                                                      President


                                        SWS FINANCIAL SERVICES


                                        By: ________________________________

                                        Name: ______________________________

                                        Title: _____________________________



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